EXHIBIT (c)(2)


                                 Project Aurora

                      Presentation to the Special Committee

                                November 9, 2000

MORGAN STANLEY DEAN WITTER

                                TABLE OF CONTENTS

Section 1         Executive Summary

Section 2         Corporate Overview

Section 3         Valuation Analysis

                                    Section 1

                                Executive Summary

                                Executive Summary
                        Overview of Transaction Process

Camaro Initial Proposal

- On August 15, 2000, Camaro made a written, non-binding proposal to Aurora's Board of Directors to acquire all of the outstanding Aurora shares not owned by Carnaro at a price of $29 per share in cash. On the same day, Camaro made a public announcement of this proposal

Engagement

- On September 1, 2000, the Special Committee of the Board of Directors of Aurora agreed to retain Morgan Stanley Dean Witter ("Morgan Stanley") to assist the Special Committee in considering the proposal as well as other strategic alternatives available to the Company

Transaction Process

- On September 21, 2000, the Special Committee and Morgan Stanley met to discuss an indicative valuation of the Company. Ford announced a proposal to buy the publicly-held shares of Hertz on that same day

- The Special Committee instructed Morgan Stanley to inform Camaro and its advisors that the $29 bid was not compelling and to determine their willingness to increase their bid

- Negotiations continued between the parties during September and October. On October 27, 2000, Camaro proposed a price of $33.00 in cash, subject to the completion of due diligence and negotiation of a merger agreement

Transaction Terms

-    Purchase Price:  $33.00 per share

-    Consideration:   Cash

-    Legal Structure: Merger of Aurora into Camaro

                                Executive Summary

                             SUMMARY OF OFFER TERMS

Offer Summary
                                                                        11/8/00          8/15/00           Final
                                                                     Market Price      Camaro Offer     Camaro Offer
                                                                           $                $                $
Price Per Share                                                            30.63            29.00            33.00
    Implied Market Premium/(Discount)
    One Day Prior To Announcement - 8/14/00 ($25.50)                       20.1             13.7             29.4
    One Week Prior To Announcement - 8/7/00 ($23.44)                       30.7             23.7             40.8
    One Month Prior To Announcement - 7114100 ($23.56)                     30.0             23.1             40.1
    Pre-Announcem ent 52 Week High - 12/31/99 ($25.56)                     19.8             13.5             29.1
    Pre-Announcement 52 Week Low - 3/7/00 ($13.38)                        128.9            116.7            146.6
    Aurora Indexed Price (1) ($24.09)                                      27.1             20.4             37.0

Price/2000 EPS (x)(2)                                                       9.6              9.1             10.3
Price/2001 EPS (x) (2)                                                      7.6              7.2              8.2

Price/Book (x)                                                              1.4              1.3              1.5

Adj. Agg. Value/Adj. 2000E EBITDA (x)(3)                                    4.7              4.5              4.9
Adj. Agg. Value/Adj. 2001 E EBITDA (x)(3)                                   4.6              4.4              4.8

Notes
(1)  Aurora Indexed Price based on price 1 day prior to announcement indexed to reflect market changes using the S&P 500

(2)  Based on mean IBES EPS estimates as of 11/08/00

(3)  EBITDA  estimate  from  management  projections  for years 2000 and 2001.  Adjusted  EBITDA  defined as EBITDA  less  vehicle depreciation and vehicle interest expense. Adjusted Aggregate Value excludes vehicle debt

                                    Section 2

                               Corporate Overview

                               Corporate Overview
                             Aurora Summary Profile

- Aurora is a premier player in the car rental and vehicle management services sectors given its:

     -    Leading market positions in its key product lines:

          -    second largest general use car rental business in the U.S.

          -    second largest fleet management company in the U.S.

          -    market leader in fuel card sector

     -    Strong brand name recognition

     -    Sophisticated technology systems

     -    Highly regarded management team

- Aurora has also demonstrated strong financial performance relative to its rental car peers:

     -    GAAP revenue growth(1) of 11.4% versus 9.6% for peer median

     - LTM direct operating costs to vehicle revenue of 37% vs. 44% for peer median.

- In spite of these strong fundamentals, Aurora's equity market valuation has been negatively impacted by several market and company-related factors during the past 18 months including:

     -    Investor concern over pricing volatility in the car rental sector

     -    The announced purchase of PHH and Wright Express

- The Company's stock valuation had improved in the months prior to the Camaro announcement as Aurora continued to demonstrate good financial performance and the PHH Europe sale allowed for a $1 billion reduction of debt

- Aurora management believes the Company can continue to achieve strong financial performance

     -    Improved debt position and broad base of revenues

     -    History of consistently beating quarterly consensus EPS estimates

     -    Projected 2001 EPS growth of 25%(2)

     -    Projected long-term annual EPS growth of 17%(2)

Notes
(1) Revenue growth per share based on originally reported financial information from 12/31/96 to 12/31/99

(2)  Based on mean IBES estimated EPS as of 11/08/00

                               Corporate Overview
                              Aurora Considerations

Operating Issues

-    Aurora faces well-positioned competition in its two largest business lines

     - In the car rental market Hertz is a larger and better-capitalized competitor who has consistently sought to maintain its leading share of the general use rental market

     - In fleet management services GE Capital is the market leader and has larger scale and lower-cost funding

- The Company's relatively high leverage can make it more susceptible to interest rate risk than some of its peers

     -    Aurora debt/total capital ratio of 92% versus 85% for its peers

- Aurora's payment of 4% royalty fees to Camaro effectively lowers operating margins

     - Aurora's LTM pretax margin of 6.3% versus 12.0% for Hertz and 12.4% for Dollar/Thrifty

     -    Royalty fee percentage escalates over time

-    The Company may have difficulty in diversifying its current customer bases

     -    Goal to increase leisure penetration in car rental

     -    Goal to capture greater share of small and mid-tier fleet market

Transaction Issues

- A sale of the Company to a third party is made more difficult based on Aurora's relationship with Camaro

     - Camaro owns the rights to the "Aurora" name and maintains certain franchiser rights in regard to Aurora

     - Camaro owns the "Wizard" car rental system and provides reservation and computer services to Aurora under long-term services agreements

     -    Camaro ownership of approximately 18% of Aurora's common shares

     -    Camaro   ownership   of   convertible    preferred   stock   (creating
          approximately 33% economic ownership upon full conversion)

     - Issues as to Camaro's rights with regard to change of control under licensing agreement

                               Corporate Overview
                     Aurora Operating Performance vs. Peers

                              Operating Statistics

Direct Operating Costs/Vehicle Revenue(1) (%)

                   ANC Rental                    78.5%
                   Hertz(3)                      46.3%
                   Budget                        42.3%
                   Dollar/Thrifty                39.3%
                   Aurora                        37.3%


Net Interest Expense/Revenues %

                   Aurora                        11.0%
                   Budget                        9.8%
                   Dollar/Thrifty                9.1%
                   Hertz                         7.6%
                   ANC Rental                    1.6%


Pre-tax Margin(1)

                   Dollar/Thrifty                12.4%
                   Hertz                         12.0%
                   Aurora                        6.3%
                   Budget                        4.7%
                   ANC Rental                    N/M


ROE(1) %

                   Hertz                         21.8%
                   Dollar/Thrifty                19.4%
                   Aurora                        14.2%
                   Budget                        11.6%
                   ANC Rental                    N/M


Revenue Growth/Per Share(2) %

                   Aurora                        11.4%
                   Budget                        10.1%
                   Dollar/Thrifty                9.8%
                   ANC Rental                    9.5%
                   Hertz                         8.8%


Debt/Total Capital(4) %

                   Aurora                        92%
                   Budget                        90%
                   ANC Rental                    85%
                   Dollar/Thrifty                83%
                   Hertz                         81%


Notes
(1) Income statement information on an LTM basis as of 6/30/00 (adjusted for extraordinary items). Aurora statistics based on pro forma information for divestiture of PHH Europe as given in the company's 8-K dated 8/24/00. Aurora's ROE based on 6-month pro forma information (annualized) from the 8-K

(2)  Revenue   growth  per  share  based  on   originally   reported   financial
     information. Period from 12/31/96 to 12/31/99

(3)  Hertz includes car and equipment rental revenues

(4) Financial data as of 6/30/00. Total Capital defined as Total Debt (including minority interest and preferred)/Total Debt + Equity

                               Corporate Overview
                    Major Events Affecting Aurora Share Price

     Aurora's stock declined significantly after the announcement of the PHH/WEX acquisition in May 1999 and during much of early 2000

     The stock showed some improvement after the announcement of the sale of 80% of PHH Europe

                    Major Events Affecting Aurora Share Price
                               12/31/98 - Present

          [Line graph showing performance of Avis Class A common stock since 12/31/98 with the following events noted: ]

5/24/99 Announces acquisition of PHH and Wright Express from Camaro for $1.8Bn. Aurora's stock declines 21%

6/30/99        PHH and Wright Express  acquisition  closes

12/31/99 Industry(1) declines by 32% from 12/31/99 to 3/1/00 due to market concerns over price and interest rate pressure

4/18/00        Announces  sale of 80% of PHH Europe to BNP  Paribas  for $800MM.
               S&P outlook revised to stable

8/10/00        Aurora announces approval to repurchase $100MM of stock

8/15/00 Camaro announces interest in acquiring Aurora at $29/share. Stock rises 20%

9/21/00        Ford announces offer to purchase the remaining 18.5% of Hertz

10/20/00       Aurora announces record Q3 diluted EPS of $1.36

Note

(1) Measured using a market weighted industry composite comprised of HRZ, DTG, BD

                        Aurora Relative Trading Analysis

                                12/31/97-Present

     Market prices for car rental stocks have generally shown declines since mid-1999 and have underperformed the broader market

Aurora Relative Trading (1998-YTD 2000)
%
     [Line Graph regarding market performance from 12/31/97 - 11/8/00 showing the S&P 500 Index increasing by 45.2% over the period, Avis decreasing by 4.1%, Hertz decreasing by 15.7% and the car rental index decreasing by 71.5%]

     During 2000, Aurora showed improved relative trading prior to the Camaro offer

Aurora  Relative   Trading  (YTD  2000)
%
     [Line  Graph  regarding  market   performance   during  2000  showing  Avis
increasing by 19.8% during the period, the S&P 500 Index decreasing by 4.1%, Hertz decreasing by 32.3% and the car rental index decreasing by 45.5%]


Note
(1)  Car rental index includes ANCX, DTG, BD

                               Hertz/Ford Analysis

     On September 21, 2000, Hertz received an acquisition proposal from Ford to acquire Hertz' 18.5% public float at $30 cash per share

Hertz Offer Analysis(1)
                                       Hertz Information
                                   Base              Premium/
                                    $                Multiple

Offer Price                        30.00

One Day Prior to Announcement      24.25                23.7%
One Week Prior to Announcement     24.94                20.3%

Price/2001 EPS-IBES                 3.42                 8.8x

     Aurora has historically traded at a discount(2) to Hertz on a P/E basis

                                NTM P/E        Discount
                                  X               %

8/14/00                           6.9             20
    1 mo. avg.                    6.5             25
    3 mo. avg.                    6.0             29
    6 mo. avg.                    5.8             34
5/21/99                          14.6             19
    1 mo. avg.                   14.5             26
    3 mo. avg.                   12.5             30

Aurora/Hertz Relative NTM P/E (1998-YTD)


     [Line graph showing the multiple of share price to next twelve months estimated earnings per share for each of Avis and Hertz from 12/31/97 to 11/8/00]

Notes
(1) Based on public data regarding Ford proposal and IBES mean EPS estimates as of 9/20/00

(2) Discount periods for averages measured prior to Camaro announcement on 8/15/00 and PHH acquisition announcement on 5/24/99

                                    Section 3

                               Valuation Analysis

                             Valuation Methodology

     MSDW  has   valued   Aurora   using  a  variety  of   different   valuation
methodologies

Comparable Companies Valuation

-    Appropriate trading multiples established from peer analysis

-    Multiples applied to target company

Component Valuation

- Appropriate trading multiples established from peer analysis for each key Aurora business sector

-    Multiples applied to management projections for each business sector

- Corporate expenses and preferred dividends allocated on a weighted-average basis between the sectors

-    Equity value determined from sum of component valuations

Precedent Transaction Premiums Paid

- Review of market premiums paid in comparable U.S. affiliated party transactions announced between January 1, 1995 and November 8, 2000

-    Acquiring company owned more than 50% of target prior to transaction

- Valuation premiums applied to subject comparable companies valuations and Aurora price 1 day prior to announcement

DCF

-    Estimation of future free cash flows based on management projections

-    5 year projection period

- Estimated future free cash flows and terminal value discounted to present value assuming a range of discount rates based on Aurora's theoretical weighted-average cost of capital
xxx
                          Indicative Valuation Analysis

Valuation Summary(1)

Methodology                        Valuation                                    Comments
                                   $ Per Share

Comparable Company Valuation

     -IBES Estimates               [bar chart extending from $20 to $26]        *Based on 5.0-6.5x2001 IBES EPS
                                                                                estimate of $4.01

     -Management Projections(2)    [bar chart extending from $21 to $27]        *Based on 5.0-6.5x 2001 Management
                                                                                EPS estimate of $4.15

Component Valuation                [bar chart extending from $25 to $33]        *Based on valuation estimates for each
                                                                                Aurora business line based on public
                                                                                peer 2001 P/E multiples and Management
                                                                                Projections

                                                                                -    Vehicle Rental:  4.5-6.0x

                                                                                -    PHH N.A.:  6.0-8.0x

                                                                                -    WEX:  14.0-16.0x

Premiums Paid Analysis

     -IBES Estimate                [bar chart extending from $24 to $34]        *Assumes 20-30% premium to market
                                                                                based on comparable affiliated party
                                                                                transactions

                                                                                -    applied to comparable company
                                                                                     analysis results

                                                                                -    applied to price 1-day prior to
                                                                                     Camaro announcement

     -Management Projections(2)    [bar chart extending from $25 to $35]

     -Aurora Price (8/14/00)       [bar chart extending from $31 to $33]

Discounted Cash Flow

     -DCF Value(2)                 [bar chart extending from $29 to $38]        *Based on management projections,
                                                                                forward year Adjusted EBITDA multiples
                                                                                of 2.75-3.25x and discount rate range
                                                                                of 9-11%

Notes
(1)  Financial information as of 6/30/00. Market information at 11/08/00

(2)  Based on Aurora  management  estimates as presented in Forecast  Model data
     7/28/00

(3)  52 week high and low prior to Camaro announcement on 8/15/00

                              Summary of Valuation

Comparable Trading Analysis                                                2001 P/E Multiple Range
                                                             2001 EPS         Low           High       Low             High
IBES Estimate                                               $4.01             5.0 x          6.5 x    $20.05          $26.07
Management Projections(1)                                    4.15             5.0            6.5       20.75           26.98


Component Trading Analysis                  2001 Pre-Tax     2001 Net
                                            Income(1)(2)      Income       2001 P/E Multiple Range         Implied Equity Value
                                                ($MM)          ($MM)
                                                                              Low           High           Low             High
Vehicle Rental                                 $ 156          $  87           4.5 x          6.0 x      $  393          $   524
PHH-NA                                            64             36           6.0            8.0           217              289
Wright Express                                    22             12          14.0           16.0           173              198
                                                 242            136                                        783            1,012
                                                                         Equity Value Per Share             25.16            32.49

Precedent Premiums Paid
                                             Implied Price Per Share            Premium Range            Implied Value Per Share
                                                 Low           High           Low           High           Low             High
IBES Estimate                                  $  20.05       $  26.07       20%            30%         $   24.06       $    33.88
Management Projections(1)                         20.75          26.98       20             30              24.90            35.07
Aurora Price (1 Day Prior to Announce)            25.50          25.50       20             30              30.60            33.15


Discounted Cash Flow Analysis

                                                       WACC               Adjusted EBITDA Multiple       Implied Value Per Share
                                                 Low           High           Low           High           Low             High
Management Projections(1)                      9%             11%            2.75 x         3.25 x      $   29.29       $    37.61

Notes

(1)  Based on Aurora management estimates as presented in Forecast Model dated 7/28/00

(2)  Assumes  allocation of $60MM in pre-tax  corporate  expenses and $19MM of preferred  dividends on a pro-rata  basis based on pre-tax income contribution

                         Car Rental Trading Valuation(1)

2000E P/E


                   Hertz Indexed(2)              7.2x
                   ANC Rental                    5.7x
                   Dollar/Thrifty                5.0x
                   Budget                        N/M
                   Mean                          6.0x


2001E P/E


                   Hertz Indexed(2)              6.9x
                   ANC Rental                    4.9x
                   Dollar/Thrifty                4.6x
                   Budget                        4.0x
                   Mean                          5.1x


I/B/E/S Long-Term Growth


                   Hertz                         15.3%
                   Budget                        13.3%
                   Dollar/Thrifty                12.5%
                   ANC Rental                    N/A
                   Mean                          13.7%


Adj. Agg Val(3)/Adj. 2000E EBITDA


                   Budget                        4.0x
                   Hertz Indexed(2)              3.3x
                   ANC Rental                    3.0x
                   Dollar/Thrifty                1.7x
                   Mean                          3.0x


Adj. Agg Val(3)/Adj. 2001E EBITDA


                   Budget                        3.4x
                   Hertz Indexed(2)              3.0x
                   ANC Rental                    2.8x
                   Dollar/Thrifty                1.5x
                   Mean                          2.7x


P/E To Growth Ratio


                   Hertz Indexed(2)              0.47x
                   Dollar/Thrifty                0.40x
                   Budget                        N/M
                   ANC Rental                    N/A
                   Mean                          0.44x

Notes

1. I/B/E/S mean estimates as of 11/08/00. Future EBITDA estimates for peers based on public research reports

2.   Hertz price as of 9/20/00 indexed to change in S&P 500

3. Adjusted EBITDA defined as EBITDA less vehicle depreciation and vehicle interest expense. Adjusted Aggregate Value excludes vehicle debt

                                                         Valuation Matrix

                                                                                                          Adj. Agg.
                                                                                                           Val(2)/
                    Equity       Adj. Agg.       Market        Price/         Price/         Price/      2000E Adj.
     Price         Value(1)      Value(2)       Prem.(3)      00 EPS(4)      01 EPS(4)        Book         EBITDA
   $28.00           $    919      $1,819           9.8%          8.8 x           7.0 x          1.2 x        4.4 x
    29.00                956       1,857          13.7           9.1             7.2            1.3          4.5
    30.00                995       1,895          17.6           9.4             7.5            1.3          4.6
    31.00              1,033       1,933          21.6           9.7             7.7            1.4          4.7
    32.00              1,071       1,971          25.5          10.0             8.0            1.4          4.8
    33.00              1,109       2,009          29.4          10.3             8.2            1.5          4.9
    34.00              1,147       2,047          33.3          10.6             8.5            1.5          5.0
    35.00              1,185       2,085          37.3          10.9             8.7            1.6          5.1
    36.00              1,224       2,124          41.2          11.3             9.0            1.6          5.2
    37.00              1,262       2,162          45.1          11.6             9.2            1.7          5.3
    38.00              1,300       2,200          49.0          11.9             9.5            1.7          5.3

Notes

(1)  Based on fully diluted shares

(2)  Net Debt based on information provided in 8K, and Company 3Q earnings release. Adjusted EBITDA defined as EBITDA less vehicle depreciation and vehicle interest expense. Adjusted Aggregate Value excludes vehicle debt

(3)  Based on price one day prior to Camaro announcement on 8/15/00

(4)  IBES mean estimates as of 11/08/00